Exhibit 10.2
CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT
This Confidential Separation and Release Agreement (the “Agreement”) is entered into as of March 30, 2011, by JASON B. ZINTAK (“Employee”) and JDA SOFTWARE GROUP, INC. (“JDA”). This Agreement will not become effective until the expiration of seven (7) days from the date of Employee’s execution of this Agreement.
In consideration of the promises and covenants contained in this Agreement, the parties agree as follows:
1.	Transitional Employment and Termination.
(a)	Employee and JDA are parties to an Executive Employment Agreement, made effective as of August 18, 2009 (the “Employment Agreement”), pursuant to which Employee serves as the Executive Vice President, Sales & Marketing of JDA. This Agreement supersedes and replaces the Employment Agreement, except for the surviving provisions (the “Surviving Provisions”) of the Employment Agreement (including, but not limited to sections 7.5 (“Forfeiture of Severance Benefits”), 8 (“No Conflict of Interest”), 9 (“Post-Termination Non-Competition”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Nonsolicitation”), 12 (“Injunctive Relief”), 13 (“Agreement to Arbitrate”), 14 (“General Provisions”) and 15 (“Entire Agreement”) which are expressly incorporated herein. For the sake of clarity, section 7 (other than subsection 7.5) of the Employment Agreement does not survive and is instead replaced by the provisions of this Agreement. Employee and JDA agree that the nine (9) month Covenant Period provided in subsection 9.2 of the Employment Agreement (“Promise to Refrain from Competing”) shall be measured from March 30, 2011.
(b)	Employee’s last day of employment with JDA will be April 26, 2011 (the “Termination Date”). During the time period between the present time and the Termination Date (the “Transition Period”), Employee shall continue in his current position with JDA but shall not be required to report to the JDA offices. During the Transition Period, Employee agrees to perform such transitional duties as may be assigned by JDA’s Chief Executive Officer. Employee will continue to receive his present Base Salary and to be entitled to his existing fringe benefits during the Transition Period.
2.	Consideration. Provided the (i) Employee does not revoke this Agreement as provided in Section 9 and (ii) Employee signs the Supplement to Confidential Separation Agreement and Release attached hereto as Exhibit A (the “Supplemental Release”) on or within twenty-one (21) days following the Termination Date and the Supplemental Release becomes effective within thirty (30) days following the Termination Date, JDA agrees to provide Employee with the severance payments and benefits in the amounts and at the times set forth in the Appendix attached hereto (the “Severance Benefits”). Employee understands and agrees that the Severance Benefits shall be subject to withholding of federal and state income taxes, and any other applicable taxes and withholdings. By the execution hereof, Employee authorizes and directs JDA to withhold and remit such amounts. Employee understands and agrees that the Severance Benefits are not required to be paid by JDA’s policies and procedures and that, but for this Agreement, JDA would not be obligated to provide the Severance Benefits to Employee. Employee also understands and agrees that JDA’s obligation to pay the Severance Benefits is contingent on Employee’s compliance with the provisions of this Agreement and Employee’s continuing obligations under the Surviving Provisions.

3.	Release and Covenant Not To Sue.
(a)	Employee, for the consideration set forth in this Agreement, hereby fully releases and forever discharges JDA and its affiliated entities, and the employees, agents, representatives, attorneys, officers, directors, successors and assigns of JDA and its affiliated entities (collectively, the “Release Parties”) from any and all claims or liabilities, whether known or unknown, past or present, suspected or unsuspected, of any nature whatsoever arising out of or relating to his/her employment with JDA, including, but not limited to, all claims based upon alleged discrimination, breach of contract or tortious conduct, whether under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (26 U.S.C. § 621 et seq.), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family Medical Leave Act, or any other federal law, state law, ordinance, common law or administrative regulation. Employee expressly waives Employee’s right to recovery of any type, including damages, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act, as set forth in this Agreement. Further, nothing in this Section 3(a) shall release any of the Released Parties’ obligations, covenants, and agreements under this Agreement. This release does not apply to claims which may arise after the date when Employee signs this Agreement.
(b)	Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete.
(c)	Employee represents that, as of the date of this Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Employer or any of the other Released Parties in any court or with any governmental agency.
(d)	Employee acknowledges and agrees that the general release and waiver clause in this Agreement is an essential and material term of the Agreement, and that without such clause, no agreement would have been reached by the Parties.
(e)	Employee acknowledges that he has been paid all wages, commissions, incentive payments, and bonuses owed to him by Employer, to date
4.	Confidentiality and Company Property. Employee hereby reaffirms that he/she is subject to those provisions of the Employee Innovations and Proprietary Rights Assignment Agreement executed by Employee on August 18, 2009, which by its terms extend beyond termination of employment. Such terms include, but are not limited to, Employee’s obligation to protect the confidentiality of JDA’s confidential information. Employee also hereby represents that as required by JDA’s Personnel Policies and Procedures he/she has returned to JDA all JDA property including, but not limited to, books, manuals, samples, software, hardware, and any items developed by Employee pursuant to his/her employment with JDA.
5.	Written Consent Regarding Restrictive Covenants. The parties agree Employee may engage in activities that would otherwise violate the provisions of Sections 9 of the Employment Agreement, if Employee first obtains specific written permission to do so from the CEO of JDA.
6.	Bar. Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. It is the intention of the parties that this Agreement shall be effective as a bar to each and every claim or liability herein released, and in furtherance of this intention, the parties expressly agree and consent that this Agreement shall be given full force and effect according to each and all of its terms and provisions, including those relating to unknown and unsuspected claims or liabilities.

7.	Denial of Liability. It is expressly understood and agreed that neither the consideration furnished by either party, nor this Agreement, shall be construed as an admission of any wrongful conduct or violation of any law by either party. Each party expressly denies any wrongful conduct or violation of law and also expressly denies any liability to the other.
8.	Confidential Agreement. Employee covenants and agrees to keep all terms of this Agreement strictly confidential, and that he/she will not disclose any information concerning this Agreement to anyone, including, but not limited to, present or prospective employees of JDA unless compelled to do so by court order or other lawful authority.
8.	Consideration Period. Employee understands and agrees that he/she has been given a period of twenty-one (21) days within which to consider this Agreement before signing it, that JDA advised him/her to review this Agreement with counsel of his/her choice before signing it, and that JDA delivered the Agreement to him/her on March 30, 2011.
Initial: /s/ JBZ
9.	Revocation Period. The parties agree that for a period not to exceed seven (7) calendar days following his/her execution of this Agreement, Employee may revoke this Agreement in the manner set forth in this paragraph. Such a revocation must be in writing, addressed to Human Resources, JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260-3649, and received by the end of the day which is seven (7) calendar days after Employee’s execution of this Agreement. The parties further agree that this Agreement shall not become effective or enforceable until the revocation period has expired.
Initial: /s/ JBZ
10.	Complete Agreement. Except as expressly provided herein, this Agreement constitutes the entire and exclusive agreement between the parties and supersedes any and all prior or contemporaneous agreements, promises, representations, negotiations or understandings of the parties, whether written or oral.
11.	Modifications. No modification of, or amendment to, this Agreement, or any waiver of any rights or obligations under this Agreement, shall be effective unless in the amendment, modification or waiver is in writing and signed by the party against whom enforcement of the waiver is sought.
12.	Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to principles of conflicts of law of Arizona or any other state.
13.	Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, administrators, executors, successors and assigns.
14.	Severability. The various provisions and sub-provisions of this Agreement are severable and if any provision or identifiable part thereof is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts thereof in this Agreement.
15.	Repayment of Consideration. JDA enters into this Agreement in reliance upon the warranty given by Employee in Section 3 above. In the event that Employee brings any claims or proceedings, (whether statutory or otherwise), relating to employment with JDA or any affiliate, or the termination thereof, against JDA, any affiliate, its or their employees, officers or shareholders, Employee agrees to repay to JDA on demand and in full the payment received pursuant to Section 2 above. This sum shall be recoverable as a debt, together with all costs, including legal costs, incurred by JDA in recovering the sum and/or in relation to any claims or proceedings so brought by Employee, and together with interest thereon for the period commencing on the date the sum was paid to Employee and ending on the date JDA receives repayment of such monies in full, such interest to be calculated at the prevailing Prime Rate published in the Wall Street Journal on the date the said sum was paid to Employee.

16.	Rehire of Terminated Employee. If Company decides to rehire Employee within the time period equal to or less than the number of weeks represented by the amount of severance received, Employee agrees to repay a pro-rata portion of all cash consideration that he/she received in exchange for this Agreement.
17.	Acknowledgement. By executing this Agreement, Employee expressly represents that he/she has carefully read this Agreement in its entirety, that he/she has had an opportunity to discuss the provisions of this Agreement with an attorney before signing it, that he/she understands and agrees to all of the Agreement’s provisions, and that he/she has executed the Agreement knowingly, voluntarily, and without duress, compulsion or undue influence.
Initial: /s/ JBZ
HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

EMPLOYEE

DATE:	4/12/11	/s/ Jason Zintak

JDA SOFTWARE, INC.

DATE:	4/12/11
		By	/s/ Hamish Brewer

		Its	/s/ HB

APPENDIX
TO CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT
WITH JASON B. ZINTAK
Severance Benefits

Cash Severance Benefits	Amount
Pay in lieu of balance of 60-day notice period from April 27 through May 30, 2011 (34 days), payable in accordance with JDA’s normal payroll schedule following the Termination Date	$36,750.00
Base Salary (24 months), payable in a lump sum by May 14, 2011	$780,000.00
Target Annual Bonus (1 year), payable in a lump sum by May 14, 2011	$450,000.00

Total Cash	$1,266,750.00

Accelerated Earned but
Accelerated Equity Award Vesting on Termination Date	Unvested Shares
Time-based Inducement RSUs granted August 18, 2009	22,300
2009 Performance Shares granted January 28, 2010	6,264
2010 Performance Shares granted January 28, 2011	21,682

Total Accelerated Shares	50,246

In addition to the foregoing consideration, JDA shall pay Employee his quarterly bonus for the first quarter of 2011 at the percentage achievement determined by JDA’s audit committee generally for JDA executives. Such bonus amount shall be payable through payroll on May 15, 2011, JDA’s normal first quarter bonus payout date.

EXHIBIT A
SUPPLEMENT TO CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE
This Supplement to Confidential Separation and Release Agreement (the “Supplemental Release”) is entered into by JASON B. ZINTAK (“Employee”) and JDA SOFTWARE GROUP, INC. (“JDA”) and amends the Confidential Separation and Release Agreement (the “Agreement”) by extending the promises of each and every section and subsection, except Sections 8 and 9, of the Agreement through the Termination Date.
This Supplemental Release is intended to satisfy the Older Workers’ Benefit Protection Act, 29 U.S.C. Section 626(f). Employee is advised to consult with an attorney before executive this Supplemental Release.
Consideration Period. Employee understands and agrees that he/she has been given a period of twenty-one (21) days within which to consider this Supplemental Release before signing it, that JDA advised him/her to review the Supplemental Release and the Agreement with counsel of his/her choice before signing it, and that JDA delivered the Supplement Release to him on March 30, 2011.
Initial: /s/ JBZ
Revocation Period. The parties agree that for a period not to exceed seven (7) calendar days following his/her execution of this Supplemental Release, Employee may revoke this Supplemental Release in the manner set forth in this paragraph. Such a revocation must be in writing, addressed to Human Resources, JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260-3649, and received by the end of the day which is seven (7) calendar days after Employee’s execution of this Supplemental Release. The parties further agree that this Supplemental Release shall not become effective or enforceable until the revocation period has expired.
Initial: /s/ JBZ
HAVING READ AND UNDERSTOOD THE AGREEMENT AND THIS SUPPLEMENTAL RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS SUPPLEMENTAL RELEASE, THE UNDERSIGNED HEREBY EXECUTE THIS SUPPLEMENTAL RELEASE ON THE DATES SET FORTH BELOW.

EMPLOYEE

DATE:	4/12/11	/s/ Jason Zintak

JDA SOFTWARE, INC.

DATE:	4/12/11	By	/s/ Hamish Brewer

		Its	/s/ HB

WAIVER OF CONSIDERATION PERIOD
JDA Software, Inc. (“JDA”) has offered to enter into a Confidential Separation and Release Agreement (the “Agreement”) with Jason B. Zintak (“Former Employee”) pursuant to which JDA will provide Former Employee with certain consideration and Former Employee will agree not to bring suit against JDA for any reason whatsoever, including but not limited to a claim under the Arizona wage statute, and will release JDA from all damages.
Pursuant to the Agreement, JDA provided Former Employee with at least twenty-one (21) days with which to consider the Agreement and to seek legal counsel. Former Employee hereby knowingly and voluntarily agrees to waive such 21-day period. Former Employee understands that pursuant to the Agreement, Former Employee will have seven (7) calendar days within which to revoke his/her execution of the Agreement. If Former Employee does not revoke the Agreement, JDA will provide Former Employee with the consideration specified in the Appendix to the Agreement upon the schedule specified in such Appendix.

AGREED AND ACKNOWLEDGED:	WITNESSED:

/s/ Jason Zintak (Signature)	(Signature)

4/12/11 (Date)

Jason Zintak (Printed Name)